Exhibit 10.17

THRESHOLD PHARMACEUTICALS, INC

STOCK VESTING AGREEMENT

This Stock Vesting Agreement (the “Agreement”) is entered into effective December 23, 2004, between Threshold Pharmaceuticals, Inc. (“Threshold” or the “Company”) and George F. Tidmarsh, M.D., Ph.D. (“Tidmarsh”).

RECITALS

A. Tidmarsh is a founder of Threshold and currently serves as the Company’s President and as a member of the Company’s Board of Directors.

B. Tidmarsh has acquired or may acquire the following shares of the Company’s Common Stock: (1) 250,000 shares (after giving effect to a 1:10 reverse split) acquired pursuant to a Founder Stock Purchase Agreement dated October 24, 2001 (the “Founder Shares”); (2) 882,500 shares acquired on April 20, 2004, upon exercise of an option granted on August 6, 2002 (the “August 2002 Shares”); (3) 525,000 shares acquired on April 20, 2004, upon exercise of an option granted on March 10, 2004 (the “March 2004 Shares”); and (4) 200,000 shares Tidmarsh may acquire, upon exercise of an option granted on May 12, 2004 (the “May 2004 Shares” and together with the Founder Shares, August 2002 Shares and March 2004 Shares, the “Shares”).

C. All of the Shares are subject to a repurchase right by the Company that lapses according to schedules and conditions set forth in the respective agreements or grant notices with respect to such shares (the “Share Agreements”). As of December 31, 2005, provided that the conditions for the release of shares from the Company’s repurchase right set forth in the respective Share Agreements shall have been satisfied, the repurchase right shall have lapsed with respect to 199,350 of the Founder Shares, 703,706 of the August 2002 Shares, 229,320 of the March 2004 Shares and 79,162 of the May 2004 Shares.

D. Threshold and Tidmarsh each acknowledge Tidmarsh’s contributions to the Company and desire to enter into this Agreement to provide additional incentives for Tidmarsh to complete certain activities and continue full time employment with the Company until at least December 31, 2005.

Now therefore in consideration of the covenants set forth below, and for good and valuable consideration receipt of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Acceleration of Vesting for Full-Time Employment Through December 31, 2005. Notwithstanding anything to the contrary set forth in any of the Share Agreements, in the event that (a) (x) Tidmarsh remains a full-time employee of the Company until December 31, 2005, and (y) as of such date the activities set forth on Exhibit A shall have been completed by or under the supervision of Tidmarsh to the satisfaction of the Company’s Chief Executive Officer, or (b) prior to December 31, 2005, Tidmarsh suffers an Involuntary Termination as defined in his Change of Control Severance Agreement with the Company, then:

(i) effective as of December 31, 2005 (or as of the date of termination with respect to (b) above), the Company’s repurchase right with respect to all of the Founder Shares, the August 2002 shares and the May 2004 Shares shall terminate in its entirety, and the Company shall no longer have any right to repurchase such shares.

(ii) after December 31, 2005, the Company’s repurchase right shall continue to lapse with respect to the March 2004 Shares according to the schedule set forth in the respective Share Agreement, provided that Continuous Service shall be deemed to include membership in good standing on the Company’s Scientific or Clinical Advisory Board.

2. No Guarantee of Employment. This Agreement is not to be interpreted as a guarantee or contract of continuing employment. Tidmarsh’s employment remains “at will” notwithstanding anything in this Agreement. The Company agrees that if Tidmarsh’s full-time employment with the Company terminates, and Tidmarsh has performed satisfactorily as determined by the Company’s Chief Executive Officer, he will be given the opportunity to participate as a member of the Company’s Clinical or Scientific Advisory Board.

3. No Other Amendments. Except as expressly provided herein, the Share Agreements shall remain in full force and effect according to their respective terms.

4. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. The benefits and obligations of this Agreement will be binding on the executors, administrators, heirs, legal representatives, successors, and assigns of the parties. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California excluding those laws that direct the application of the laws of another jurisdiction.

[Signature Page Follows]

The parties have executed this Agreement effective as of the first date written above.

THRESHOLD PHARMACEUTICALS, INC.

By:	/s/ Harold E. Selick
Title:	Chief Executive Officer

/s/ George F. Tidmarsh
George F. Tidmarsh, M.D., Ph.D.